Exhibit 10.76

FOURTH AMENDMENT TO

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of September 6, 2013, by and among GOODMAN NETWORKS INCORPORATED, a corporation organized under the laws of the State of Texas (“Borrower”), each of the financial institutions which are now or which hereafter become a party hereto (individually, each a “Lender” and collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for the Lenders (PNC, in such capacity, “Agent”).

RECITALS

A. Borrower, Agent and the Lenders are parties to that certain (i) that certain Amended and Restated Revolving Credit and Security Agreement, dated as of June 23, 2011, by and among Borrower, the Lenders and Agent (as further amended, restated, joined, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), (ii) that certain Limited Waiver Letter Agreement dated as of May 15, 2012 by and among Borrower and PNC, in its capacity as a Lender and as Agent, (iii) that certain Limited Waiver Letter Agreement dated as of June 15, 2012 by and among Borrower and PNC, in its capacity as a Lender and as Agent, (iv) that certain First Amendment to Credit Agreement dated October 11, 2012 by and among Borrower and PNC, in its capacity as a Lender and as Agent (the “First Amendment”), (v) that certain Second Amendment to Credit Agreement dated November 26 2012, by and among Borrower and PNC, in its capacity as a Lender and as Agent (the “Second Amendment”), and (vi) that certain Third Amendment to Credit Agreement dated March 1, 2013 by and among Borrower and PNC, in its capacity as a Lender and as Agent (the “Third Amendment”). Capitalized terms used herein shall, unless otherwise indicated, have the respective meanings set forth in the Credit Agreement.

B. Borrower has requested that Agent and the Lenders amend the Credit Agreement as more particularly set forth herein; and

C. Subject to the terms and conditions set forth herein, Agent and the Lenders are willing to amend the Credit Agreement as provided herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound agree as follows:

ARTICLE I

DEFINITIONS

1.01 Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

ARTICLE II

AMENDMENTS

2.01 Amendment to Section 1.2 – Amended Definitions. Effective as of the Effective Date (as defined in Section 4.01, below), the following definitions contained in Section 1.2 of the Credit Agreement, are hereby deleted in their entirety and replaced with the following:

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, all as amended, supplemented or replaced from time to time.

“Commitment Amount” shall mean, (i) the Commitment Amount (if any) set forth below such Lender’s name on the signature page hereto, as the same may be adjusted as set forth in Section 2.24 (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 15.3(c) or (d) hereof, the Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) any assignment by or to such Lender pursuant to Section 15.3(c) or (d) hereof.

“Commitment Percentage” shall mean, (i) the Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 15.3(c) or (d) hereof, the Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) any assignment by or to such Lender pursuant to Section 15.3(c) or (d) hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to Agent, the Issuer or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified the Borrower or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.19(d) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Earnings Before Interest and Taxes” shall mean for any period the sum of:

(i) net income (or loss) of Borrower for such period (excluding (x) extraordinary gains, (y) extraordinary non-cash losses and (z) other items from time to time consented to in writing by Agent), plus

(ii) all interest expense of Borrower for such period, plus

(iii) all charges against income of Borrower for such period for federal, state and local taxes, plus

(iv) non-cash expenses related to Borrower’s employee equity compensation arrangements, plus

(v) any expenses or deductions relating to expenses or fees incurred from the restatement of financials for the fiscal years 2009 through 2012, plus

(vi) for the fiscal year ended 2012, an amount not to exceed $3,300,000 for expenses incurred by Borrower for the purpose of paying federal, state and local income and employment taxes of officers and executives of Borrower in accordance with such officer or executive’s executive employment agreement then in effect, plus

(vii) any expenses or fees incurred relating to the solicitation of consent from the Senior Noteholders in accordance with the Senior Note Indenture, incurrence of the Qualified Acquisition Indebtedness (as defined in the Senior Note Indenture) and consummation of any of the transactions contemplated by the Consent Letter relating to the Solicitation of Consents Relating to the 12.125% Senior Secured Notes due 2018 provided to Agent on April 30, 2013, plus

(viii) any fees and expenses (including reasonable legal fees) relating to the consummation of any acquisition or the making of Investments (as defined in the Senior Note Indenture), plus

(ix) any fees and expenses relating to the issuance of Equity Interests or Indebtedness permitted hereunder.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary (as defined in the Senior Note Indenture) of the Borrower will be added to net income to compute EBITDA of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Eurodollar Rate” shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by Bloomberg or appropriate Successor as shown on
Eurodollar Bloomberg Page BBAM1 Rate = 1.00 – Reserve Percentage

The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. The Agent shall give reasonably prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Other Documents” shall mean the Fourth Amendment, the Third Amendment, the Second Amendment, the First Amendment, the Agreement (and all amendments and modifications thereto), the Note, the Intercreditor Agreement, the Questionnaire, any Guaranty, any Guarantor Security Agreement, any Lender-Provided Interest Rate Hedge, the Pledge Agreements, and any and all other agreements, instruments and documents, including guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

“Payee” shall mean Borrower to the extent Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents to Agent, or any Lender, assignee of any Lender, or Participant.

“Triggering Event” shall mean the occurrence of the following: Borrower’s Undrawn Availability for two consecutive months shall fail to at least equal $10,000,000 measured as of the last day of each such month; provided, however that a Triggering Event shall cease to be continuing when Borrower’s Undrawn Availability for three consecutive months shall be at least equal to $20,000,000 measured as of the last day of each such month.

2.02 Amendment to Section 1.2 – New Definitions. Effective as of the Effective Date, the following new definitions are hereby added to Section 1.2 of the Credit Agreement in their proper alphabetical order:

“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department and (g) the U.S. Securities and Exchange Commission.

“Covered Entity” shall mean Borrower, Borrower’s Affiliates and Subsidiaries, all Guarantors, pledgors of Collateral, all owners of the foregoing, and all brokers or other agents of Borrower acting in any capacity in connection with the Obligations.

“Excluded Swap Obligation” means, with respect to any guarantor of any Swap Obligation, if, and to the extent that, all or a portion of the guaranty of such guarantor of, or the grant by such guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any

Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.9(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.9(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fourth Amendment” shall mean that certain Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement among Borrower, Agent and the Lenders, dated as of September 6, 2013.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause(a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental

Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned, investigated or custodially detained, or receives an inquiry from regulatory or law enforcement officials, in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual or possible violation of any Anti-Terrorism Law.

“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Commitment Amount (if any) of such Lender.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swap Obligation” means, with respect to any guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

2.03 Amendment to Section 1.2 – Amended Definitions. Effective as of the Effective Date, the following sentence shall be added to the end of the definition of “Obligations” contained in Section 1.2 of the Credit Agreement:

The liabilities of Borrower to the provider of any Lender-Provided Interest Rate Hedge shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under the Guarantor Security Agreement and otherwise treated as Obligations for purposes of each of the Other Documents; provided that, notwithstanding any provision herein or in any Other Document, the Obligations, the guaranteed obligations under any Guaranty and the secured obligations under any Guarantor Security Agreement shall not include any Excluded Swap Obligations.

2.04 Amendment to Section 2.2(g). Section 2.2(g) of the Credit Agreement is hereby amended by deleting the reference in the first sentence thereof to “or any change therein” and replacing it with a reference to “or any Change in Law”.

2.05 Amendment to Section 2.22. Section 2.22 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

2.20 Mandatory Prepayments. Subject to Section 4.3 hereof, when Borrower (i) sells or otherwise disposes of any First Priority Collateral other than Inventory in the Ordinary Course of Business, (ii) issues Equity Interests in Borrower or any of its Subsidiaries after the Closing Date (other than issuances of Equity Interests in Borrower or any of its Subsidiaries in connection with the Warrant to Purchase Shares of Common Stock dated as of June 23, 2011 issued by Borrower to SG-GN/SD, LLC, an Arkansas limited liability company, and any employee stock option arrangement or other employee-based compensation), or (iii) issues debt obligations of Borrower or any of its Subsidiaries after the Closing Date (other than the Senior Note Documents and any debt obligations issued after the Closing Date and otherwise permitted pursuant to Section 7.8 hereof), Borrower shall repay the Advances, subject to the terms and conditions of the Intercreditor Agreement, in an amount equal to the net cash proceeds of such sale or issuance (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net cash proceeds, and until the date of payment, such proceeds shall be held in trust for Agent; provided, however, any repayments arising under the foregoing clause (ii) shall not be payable until the earlier to occur of (x) the date that is one year after the date Borrower consummated the acquisition of Multiband Corporation or (y) October 31, 2014. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the Advances in such order as Agent may determine, subject to the terms and conditions of the Intercreditor Agreement, and without any reduction in the Commitment Amount, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

2.06 Amendment to Section 2.22. Section 2.22 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

2.22 Defaulting Lender

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b)(i) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from the Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) in accordance with their Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees pursuant to Section 3.3(b) hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Letter of Credit Borrowings (or drawings under any Letter of Credit for which the Issuer has not been reimbursed) are outstanding or exist at the time any such Lender becomes a Defaulting Lender, then:

(A) the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Agent cash collateralize for the benefit of the Issuer Borrower’s obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrower cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to the Lenders pursuant to Section 3.2(a) shall be adjusted and reallocated to the Non-Defaulting Lenders in accordance with such reallocation;

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (A) or (B) above, then, without prejudice to any rights or remedies of the Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender is a Defaulting Lender, the Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and the Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to the Non-Defaulting Lenders and/or cash collateral for such Letters of Credit will be provided by Borrower in accordance with clause (A) and (B) above, and participating interests in any newly issued or increased Letter of Credit shall be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage; provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 15.2(b).

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Borrower and the Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, then Participation Commitments of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage.

(f) If Issuer has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Issuer, as the case may be, shall have entered into arrangements with Borrower or such Lender, satisfactory to Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.07 Amendment to Section 3.6. Section 3.6 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

3.6. Increased Costs. In the event that, after the Closing Date, any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent, any Issuer or Lender and any corporation or bank controlling Agent, any Lender or Issuer and the office or branch where Agent, any Lender or Issuer (as so defined) makes or maintains any Eurodollar Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan, or change the basis of taxation of payments to Agent, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, such Lender or the Issuing Lender);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, any Lender or Issuer or the London interbank Eurodollar market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender or Issuer deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender or Issuer, upon its demand, such additional amount as will compensate Agent or such Lender or Issuer for such additional cost or such reduction, as the case may be; provided, that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require any Lender to whom any additional costs are due hereunder (whether directly or to a Governmental Authority for the account of such Lender), to assign, sell or delegate its rights and obligations under this Agreement and the Other Documents pursuant to Section 15.3 hereof to a Purchasing Lender acceptable to Agent if (a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder and under the Other Documents, (b) such assignment will result in a reduction of the additional costs due under this Section 3.6, and (c) such assignment does not conflict with Applicable Laws.

2.08 Amendment to Section 3.8(a). Section 3.8(a) of the Credit Agreement is hereby amended by deleting the reference in the first sentence thereof to “or any change therein” and replacing it with a reference to “or any Change in Law”.

2.09 Amendment to Section 3.9. Section 3.9 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

3.9 Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, that if Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, the Lenders, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.9(a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) Borrower shall indemnify Agent, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrower by any Lender, Participant or the Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender or the Issuer, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Body, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrower or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full thirty percent (30%) withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable:

(i) two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower to determine the withholding or deduction required to be made, or

(v) to the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.

(f) If a payment made to a Lender, Participant, Issuer or Agent under any Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Participant, Issuer or Agent shall deliver to Agent (in the case of a Lender, Participant or Issuer) and Borrower (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or Borrower sufficient for Agent and Borrower to comply with their obligations under FATCA and to determine that such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.

(g) If Agent, a Lender, a Participant or the Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section, it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of Agent, such Lender, Participant or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided, that Borrower, upon the request of Agent, such Lender, Participant or the Issuer, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, such Lender, Participant or the Issuer in the event Agent, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require the Agent, any Lender, Participant or the Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.10 Amendment to Section 4.11. Section 4.11 of the Credit Agreement is hereby amended by adding the following immediately after the final sentence thereof:

Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

2.11 Amendment to Section 5.7. Section 5.7 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

5.7. O.S.H.A., Environmental Compliance and Flood Insurance.

(a) Borrower has duly complied in all material respects with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the Federal Occupational Safety and Health Act, Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b) Borrower has been issued all material required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c) To Borrower’s actual knowledge, (i) there are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or migrating from or onto any Real Property owned, leased or occupied by Borrower, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by Borrower, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by Borrower has never been used by Borrower to dispose of Hazardous Substances, except as authorized by Environmental Laws; and (iv) no Hazardous Substances are managed by Borrower on any Real Property including any premises owned, leased or occupied by Borrower, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of Borrower or of its tenants.

(d) All Real Property owned by Borrower is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of Borrower in accordance with prudent business practice in the industry of Borrower. Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of the Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

2.12 Amendment to Section 6.5. Section 6.5 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

(a) Fixed Charge Coverage Ratio. After the occurrence and during the continuance of a Triggering Event, not permit the Fixed Charge Coverage Ratio to be less than 1.25 to 1.0, as of March 31, 2014 and as of the last day of each fiscal quarter thereafter, for the four fiscal quarters then most recently ended; provided, that if on the last day of any such fiscal quarter (a

“Quarter-End Date”) Borrower shall not have a Fixed Charge Coverage Ratio at least equal to the amount required for such Quarter-End Date as set forth above, the Borrower will have a period of twenty (20) days following such Quarter-End Date to cure such failure on a pro forma basis by obtaining an equity contribution in form and substance satisfactory to Agent in its Permitted Discretion in a sufficient amount that had the Borrower had EBITDA during the quarter ending on such Quarter-End Date in an amount equal to such additional equity, the Borrower would have been in compliance with this Section 6.5(a) as of such date, and in such case the Borrower will be deemed to be in compliance with this Section 6.5(a) as of such Quarter-End Date; provided, further, that Borrower shall not exercise the cure right contemplated above more than once in any fiscal year; provided, however, for the purpose of calculating the Fixed Charged Coverage Ratio (i) for all periods prior to the date that is one year after the date on which Borrower acquired Multiband Corporation (“Multiband”) (the “Mutliband Acquisition Effective Date”), the numerator of the Fixed Charge Coverage Ratio shall be deemed to include the historic EBIDTA of Multiband and its Subsidiaries for any applicable period occurring prior to Multiband Acquisition Effective Date and (ii) for all periods prior to the date that is one year after the date on which Borrower acquired the assets of Cellular Specialties, Inc. (“CS”) (the “CS Acquisition Effective Date”), the numerator of the Fixed Charge Coverage Ratio shall be deemed to include the historic EBIDTA of CS for any applicable period occurring prior to CS Acquisition Effective Date.

(b) Leverage Ratio. After the occurrence and during the continuance of a Triggering Event, permit its Leverage Ratio, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2014 to be greater than the ratio set forth in the table below for the corresponding fiscal quarter:

Reporting Periods Ending	Ratio
On or after January 1, 2014 through June 30, 2014	6.00 to 1.0
On or after July 1, 2014 through December 31, 2014	5.50 to 1.0
On or after January 1, 2015 and as of the last day of each fiscal quarter thereafter	5.00 to 1.0

; provided, however, for the purpose of calculating the Leverage Ratio (i) for all periods prior to the date that is one year after the Multiband Acquisition Effective Date, the denominator of the Leverage Ratio shall be deemed to include the historic EBIDTA of Multiband and its Subsidiaries for any applicable period occurring prior to Acquisition Effective Date, and (ii) for all periods prior to the CS Acquisition Effective Date, the denominator of the Leverage Ratio shall be deemed to include the historic EBIDTA of CS for any applicable period occurring prior to CS Acquisition Effective Date.

2.13 Amendment to Section 7.11. Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

7.11. [Reserved].

2.14 Addition of Section 10.21. The Credit Agreement is hereby amended to add Section 10.21 thereto immediately following Section 10.20 in the following form:

10.21 Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or Borrower’s failure to immediately report a Reportable Compliance Event in accordance with Section 15.20 hereof.

2.15 Amendment to Section 15.6(g)(A). Section 15.6(g)(A) of the Credit Agreement is hereby amended by deleting the notice information following “with an additional copy to:” and replacing it with the following:

Holland & Knight LLP

300 Crescent Court, Suite 1100

Dallas, Texas 75201

Attention: Michelle Suarez

Telephone: (214) 964-9474

Facsimile: (214) 964-9501

Email: michelle.suarez@hklaw.com

2.16 Amendment to Section 15.17. Section 15.17 of the Credit Agreement is hereby amended and restated in its entirety and replaced with the following:

15.17 Certifications from Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Lenders may from time to time request, and Borrower shall provide to the Lenders, Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for the Lenders to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

2.17 Addition of Section 15.20. The Credit Agreement is hereby amended to add Section 15.20 thereto immediately following Section 15.19 in the following form:

15.20. Anti-Money Laundering/International Trade Law Compliance. Borrower represents and warrants to the Agent, as of the date of this Agreement, the date of each Advance, the date of any renewal, extension or modification of this Agreement, and at all times until this Agreement has been terminated and all Obligations have been indefeasibly paid in full, that: (a) no Covered Entity (i) is a Sanctioned Person; (ii) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person; or (iii) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (b) the Advances will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law, regulation, order or directive enforced by any Compliance Authority; (c) the funds used to repay the Obligations are not derived from any unlawful activity; and (d) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any laws of the United States, including but not limited to any Anti-Terrorism Laws. Borrower covenants and agrees that it shall immediately notify Agent in writing upon the occurrence of a Reportable Compliance Event.

ARTICLE III

NO WAIVER

3.01 No Waiver. Nothing contained in this Amendment or any other communication prior to the date hereof between Agent, any Lender and Borrower shall be a waiver of any past, present or future violation, Default or Event of Default of Borrower under the Credit Agreement or any Other Document. Nothing in this Amendment shall be construed to be a consent by Agent or any Lender to any prior, existing or future violations of the Credit Agreement or any Other Document. Nothing contained in this Amendment shall be construed as a waiver by the Agent or any Lender of any covenant or provision of the Credit Agreement, the Other Documents, this Amendment, or of any other contract or instrument between Borrower and the Agent or any Lender, and the failure of the Agent or any Lender at any time or times hereafter to require strict performance by Borrower of any provision thereof shall not waive, affect or diminish any right of the Agent to thereafter demand strict compliance therewith. The Agent and each Lender hereby reserves all rights granted under the Credit Agreement, the Other Documents, this Amendment and any other contract or instrument between Borrower, Lenders and the Agent.

ARTICLE IV

CONDITIONS PRECEDENT AND POST-CLOSING COVENANT

4.01 Conditions to Effectiveness. This Amendment shall become effective only upon the satisfaction in full, in a manner satisfactory to the Agent, of the following conditions precedent (the first date upon which all such conditions have been satisfied being herein called the “Effective Date”):

(a) Agent shall have received the following documents or items, each in form and substance satisfactory to Agent and its legal counsel:

(i) this Amendment duly executed by Borrower, Lenders and Agent;

(ii) a certificate certified by the Secretary of Borrower dated as of the date hereof including (A) all amendments (if any) to its certificate of formation, operating agreement, or other organizational documents entered into since the date of the Credit Agreement, (B) the names of the officers of Borrower authorized to sign this Amendment and the Other Documents to which Borrower is or will be a party to, together with specimen signatures of such officers and (C) evidence that Borrower’s Board of Directors has by unanimous written consent adopted resolutions which authorize the execution, delivery and performance by Borrower of this Amendment;

(iii) a fully-executed copy of that certain (A) First Supplemental Indenture by and between Borrower and the Indenture Trustee dated as of the date of this Amendment and (B) First Amendment to Intercreditor Agreement by and among Borrower, Agent, and the Collateral Trustee dated as of the date of this Amendment;

(iv) an amendment fee due and payable by Borrower in the amount of $50,000, which fee shall be deemed fully earned and non-refundable upon the execution of this Amendment by Borrower;

(v) evidence that all other fees and expenses due and owing by Borrower to Agent and Lenders shall have been paid in full; and

(vi) all other documents Agent may reasonably request with respect to any matter relevant to this Amendment or the transactions contemplated hereby.

(b) After giving effect to this Amendment, the representations and warranties contained herein and in the Credit Agreement and the Other Documents, shall be true and correct in all material respects as of the date hereof, as if made on the date hereof, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date);

(c) No Default or Event of Default shall have occurred and be continuing;

(d) Each document (including any Uniform Commercial Code financing statement) required by the Credit Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto; and

(e) All corporate proceedings taken by Borrower in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to the Agent and its legal counsel.

4.02 Post-Closing Covenant. Within fifteen (15) Business Days of the Effective Date, Borrower shall have delivered an executed Guaranty and Guarantor Security Agreement for each of the following (A) Multiband Corporation, a Minnesota corporation, (B) Minnesota Digital Universe, Inc., a Minnesota corporation, (C) Multiband Subscriber Services, Inc., a Minnesota corporation, (D) Multiband Special Purpose, LLC, a Minnesota limited liability company, (E) Multiband Field Services, Inc., a Delaware corporation, (F) Multiband MDU Inc., a Delaware corporation, (G) Multiband Engineering and Wireless, Midwest, Inc., a Missouri corporation, and (H) Multiband Engineering and Wireless, Southeast, Inc., a Florida corporation. For the avoidance of doubt, the parties hereto agree and acknowledge that each of the foregoing entities may be reorganized in another jurisdiction, prior to the execution of such entity’s Guaranty and Guarantor Security Agreement.

ARTICLE V

RATIFICATIONS, REPRESENTATIONS AND WARRANTIES

5.01 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and the Other Documents, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and the Other Documents are ratified and confirmed and shall continue in full force and effect. Borrower hereby agrees that all liens and security interests securing payment of the Obligations under the Credit Agreement are hereby collectively renewed, ratified and brought forward as security for the payment and performance of the Obligations. Borrower, the Agent and the Lenders agree that the Credit Agreement and the Other Documents, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.

5.02 Representations and Warranties. Borrower hereby represents and warrants to Agent and the Lenders as of the date of this Amendment as follows: (A) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (B) the execution, delivery and performance by it of this Amendment, the Credit Agreement and all Other Documents executed and/or delivered in connection herewith are within its powers, have been duly authorized, and do not contravene (i) its articles of organization, operating agreement, or other organizational documents or (ii) any applicable law; (C) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Body or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, the Credit Agreement or any of the Other Documents executed and/or delivered in connection herewith by or against it, except for those consents, approvals or authorizations which will have been duly obtained, made or compiled prior to the Effective Date and which are in full force and effect; (D) this Amendment, the Credit Agreement and all Other Documents executed and/or delivered in connection herewith have been duly executed and delivered by it; (E) this Amendment, the Credit Agreement and all Other Documents executed and/or delivered in connection herewith constitute its legal, valid and binding obligation enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (F) no Default or Event of Default exists, has occurred and is continuing or would result by the execution, delivery or performance of this Amendment; (G) Borrower is in compliance with all covenants and agreements contained in the Credit Agreement and the Other Documents, as amended hereby; and (H) the representations and warranties contained in the Credit Agreement and the Other Documents are true and correct in all material respects on and as of the date hereof and on and as of the date of execution hereof as though made on and as of each such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and complete on and as of such earlier date.

ARTICLE VI

MISCELLANEOUS PROVISIONS

6.01 Survival of Representations and Warranties. All representations and warranties made in the Credit Agreement or the Other Documents, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment and the Other Documents, and no investigation by the Agent or any Lender shall affect the representations and warranties or the right of the Agent and Lenders to rely upon them.

6.02 Reference to Credit Agreement. Each of the Credit Agreement and the Other Documents, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in the Credit Agreement and such Other Documents to the Credit Agreement shall mean a reference to the Credit Agreement as amended hereby.

6.03 Expenses of the Agent. Borrower agrees to pay on demand all reasonable costs and expenses incurred by the Agent in connection with any and all amendments, modifications, and supplements to the Other Documents, including, without limitation, the reasonable costs and fees of the Agent’s legal counsel, and all costs and expenses incurred by the Agent in connection with the enforcement or preservation of any rights under the Credit Agreement, as amended hereby, or any Other Documents, including, without, limitation, the costs and fees of the Agent’s legal counsel.

6.04 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

6.05 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agent, the Lenders and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its respective rights or obligations hereunder without the prior written consent of the Agent.

6.06 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or other electronic means shall be equally effective as delivery of a manually executed counterpart of this Amendment.

6.07 Effect of Waiver. No consent or waiver, express or implied, by the Agent to or for any breach of or deviation from any covenant or condition by Borrower shall be deemed a consent to or waiver of any other breach of the same or any other covenant, condition or duty.

6.08 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

6.09 Applicable Law. THIS AMENDMENT AND ALL OTHER AGREEMENTS EXECUTED PURSUANT HERETO SHALL BE DEEMED TO HAVE BEEN MADE AND TO BE PERFORMABLE IN AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6.10 Further Assurances. Borrower shall execute and deliver to the Agent from time to time, upon demand, such supplemental agreements, documents, statements, assignments, transfers, or such other instruments as the Agent may request, in order that the full intent of the Credit Agreement and this Amendment may be carried into effect.

6.11 Final Agreement. THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, EACH AS AMENDED HEREBY, REPRESENT THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF ON THE DATE THIS AMENDMENT IS EXECUTED. THE CREDIT AGREEMENT AND THE OTHER DOCUMENTS, AS AMENDED HEREBY, MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. NO MODIFICATION, RESCISSION, WAIVER, RELEASE OR AMENDMENT OF ANY PROVISION OF THIS AMENDMENT SHALL BE MADE, EXCEPT BY A WRITTEN AGREEMENT SIGNED BY BORROWER AND THE AGENT.

6.12 Release. BORROWER HEREBY ACKNOWLEDGES THAT IT HAS NO DEFENSE, COUNTERCLAIM, OFFSET, CROSS-COMPLAINT, CLAIM OR DEMAND OF ANY KIND OR NATURE WHATSOEVER THAT CAN BE ASSERTED TO REDUCE OR ELIMINATE ALL OR ANY PART OF ITS LIABILITY TO REPAY ANY LOANS OR EXTENSIONS OF CREDIT FROM AGENT OR ANY LENDER TO BORROWER UNDER THE CREDIT AGREEMENT OR THE OTHER DOCUMENTS OR TO SEEK AFFIRMATIVE RELIEF OR DAMAGES OF ANY KIND OR NATURE FROM THE AGENT OR ANY LENDER. BORROWER HEREBY VOLUNTARILY AND KNOWINGLY RELEASES AND FOREVER DISCHARGES THE AGENT OR ANY LENDER, THEIR PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, FROM ALL POSSIBLE CLAIMS, DEMANDS, ACTIONS, CAUSES OF ACTION, DAMAGES, COSTS, EXPENSES, AND LIABILITIES WHATSOEVER, KNOWN OR UNKNOWN, ANTICIPATED OR UNANTICIPATED, SUSPECTED OR UNSUSPECTED, FIXED, CONTINGENT, OR CONDITIONAL, AT LAW OR IN EQUITY, ORIGINATING IN WHOLE OR IN PART ON OR BEFORE THE DATE THIS AMENDMENT IS EXECUTED, WHICH BORROWER MAY NOW OR HEREAFTER HAVE AGAINST AGENT, ITS PREDECESSORS, AGENTS, EMPLOYEES, SUCCESSORS AND ASSIGNS, IF ANY, AND IRRESPECTIVE OF WHETHER ANY SUCH CLAIMS ARISE OUT OF CONTRACT, TORT, VIOLATION OF LAW OR REGULATIONS, OR OTHERWISE, AND ARISING FROM ANY LOANS OR EXTENSIONS OF CREDIT FROM THE LENDERS AND THE AGENT TO BORROWER UNDER THE CREDIT AGREEMENT OR THE OTHER DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY CONTRACTING FOR, CHARGING, TAKING, RESERVING, COLLECTING OR RECEIVING INTEREST IN EXCESS OF THE HIGHEST LAWFUL RATE APPLICABLE, THE EXERCISE OF ANY RIGHTS AND REMEDIES UNDER THE CREDIT AGREEMENT OR OTHER DOCUMENTS, AND NEGOTIATION FOR AND EXECUTION OF THIS AMENDMENT.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first above written.

BORROWER: GOODMAN NETWORKS INCORPORATED, as Borrower

By:	/s/ Randal S. Dumas
Name: Title:	Randal S. Dumas CFO

AGENT: PNC BANK, NATIONAL ASSOCIATION, as Agent and a Lender

By:	/s/ Timothy S. Culver
Name: Title:	Timothy S. Culver Vice President